Exhibit 99.1

M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (February 2, 2022) - M/I Homes, Inc. (NYSE:MHO) announced results for its fourth quarter and year ended December 31, 2021.

2021 Fourth Quarter Results:
•Homes delivered increased 3% to 2,316, an all-time quarterly record
•Revenue increased 16% to an all-time quarterly record of $1.1 billion
•Pre-tax income increased 39% to $141.4 million, an all-time quarterly record
•Net income increased 42% to $113.4 million ($3.83 per diluted share)
compared to $80.1 million ($2.71 per diluted share) in 2020
•New contracts were 1,744 compared to 2,128 in 2020’s fourth quarter
•Backlog units increased 10% to 4,835, a fourth quarter record
•Backlog sales value reached $2.4 billion, a fourth quarter record

2021 Full Year Results:
•Record homes delivered of 8,638, a 12% increase
•Record revenue of $3.7 billion, an increase of 23%
•Record pre-tax income of $509.1 million, a 64% increase compared to $310.0 million in 2020
•Net income increased 65% to $396.9 million ($13.28 per diluted share) compared to $239.9 million in 2020 ($8.23 per diluted share)
•New contracts were 9,084, a decrease of 4% when compared to the record level achieved in 2020
•Shareholders’ equity reached an all-time record of $1.6 billion, a 29% increase from a year ago, with book value per share of $57
•Return on equity of 27.4%
•Homebuilding debt to capital ratio of 30% compared to 34% at December 31, 2020

For the fourth quarter of 2021, the Company reported record net income of $113.4 million, or $3.83 per diluted share. This compares to net income of $80.1 million, or $2.71 per diluted share, for the fourth quarter of 2020. Net income in the fourth quarter of 2020 included $6.4 million of after-tax impairment charges ($0.22 per diluted share).

For the year ended December 31, 2021, the Company reported net income of $396.9 million, or $13.28 per diluted share, compared to net income of $239.9 million, or $8.23 per diluted share, in 2020. Net income in 2021 included a $7.0 million after-tax loss on early extinguishment of debt ($0.23 per diluted share) while net income in 2020 included $6.4 million of after-tax impairment charges ($0.22 per diluted share).

Homes delivered in 2021’s fourth quarter reached an all-time quarterly record of 2,316, increasing 3% compared to 2,242 deliveries in 2020’s fourth quarter. Homes delivered for the twelve months ended December 31, 2021 increased 12% to a record 8,638 from 2020’s deliveries of 7,709. New contracts for 2021’s fourth quarter decreased 18% to 1,744 from 2,128 new contracts in 2020’s fourth quarter. For 2021, new contracts were 9,084, declining 4% from 2020’s 9,427 new contracts. Homes in backlog increased 10% at December 31, 2021 to 4,835 units, with an all-time record sales value of $2.4 billion, a 29% increase over last year, and the average sales price in backlog increased 17% to $490,000. At December 31, 2020, the sales value of the 4,389 homes in backlog was $1.8 billion, with an average sales price of $419,000. M/I Homes had 175 active communities at December 31, 2021 compared to 202 a year ago. The Company’s cancellation rate was 10% in 2021’s fourth quarter and 8% for the year.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “2021 was another banner year for M/I Homes, highlighted by record levels of revenue, homes delivered, income, and year-end backlog. Our revenue increased 23% to $3.7 billion, pre-tax income improved 64% to $509 million and net income and diluted earnings per share both improved over 60% from 2020 levels, resulting in a strong return on equity of 27.4%. Our 2021 results reflect a 210 basis point improvement in our gross margins to 24.3%, a 130 basis point improvement in our overhead expense ratio and record earnings in our financial services operations. We are particularly pleased with these results given the unprecedented labor and material supply chain issues we experienced throughout the year. In addition, despite a 13% decline in community count and limiting sales in a majority of our communities, we achieved record year-end backlog units and backlog sales value, increasing 10% and 29%, over 2020.”

Mr. Schottenstein continued “We ended the year with record shareholders’ equity of $1.6 billion, an increase of 29% from 2020 and book value per share of $57. Our year-end cash balance was $236 million, with no borrowings on our $550 million credit facility and a homebuilding debt to capital ratio of 30%. During the year, we also repurchased $52 million of our common shares. Though the supply chain and construction challenges are likely to persist, we are well positioned to continue growing our business as we begin the year with a strong balance sheet, record backlog, solid housing demand and plans to open a record number of new communities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through February 2023.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 136,700 homes. The Company’s homes are marketed and sold primarily under the M/I Homes Brand. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions”, “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, the impact of COVID-19, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
New contracts	1,744	2,128	9,084	9,427
Average community count	176	205	183	215
Cancellation rate	10%	10%	8%	11%
Backlog units	4,835	4,389	4,835	4,389
Backlog sales value	$2,366,873	$1,836,907	$2,366,873	$1,836,907
Homes delivered	2,316	2,242	8,638	7,709
Average home closing price	$443	$389	$420	$381

Homebuilding revenue:
Housing revenue	$1,026,082	$872,814	$3,630,469	$2,939,962
Land revenue	2,721	8,061	13,390	19,170
Total homebuilding revenue	$1,028,803	$880,875	$3,643,859	$2,959,132

Financial services revenue	22,949	25,552	102,028	87,013

Total revenue	$1,051,752	$906,427	$3,745,887	$3,046,145

Cost of sales - operations	808,150	689,245	2,836,972	2,361,367
Cost of sales - impairment	—	8,435	—	8,435
Gross margin	$243,602	$208,747	$908,915	$676,343
General and administrative expense	48,306	53,784	192,009	177,547
Selling expense	55,231	52,041	198,610	179,535
Operating income	$140,065	$102,922	$518,296	$319,261
Other income	(1,901)	(159)	(2,046)	(466)
Interest expense	602	1,230	2,156	9,684
Loss on early extinguishment of debt	—	—	9,072	—
Income before income taxes	$141,364	$101,851	$509,114	$310,043
Provision for income taxes	27,981	21,768	112,246	70,169
Net income	$113,383	$80,083	$396,868	$239,874

Earnings per share:
Basic	$3.93	$2.78	$13.64	$8.38
Diluted	$3.83	$2.71	$13.28	$8.23

Weighted average shares outstanding:
Basic	28,833	28,776	29,092	28,610
Diluted	29,612	29,507	29,880	29,152

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	December 31,
	2021	2020
Assets:
Total cash, cash equivalents and restricted cash	$236,368	$260,810
Mortgage loans held for sale	275,655	234,293
Inventory:
Lots, land and land development	1,125,738	868,288
Land held for sale	4,312	4,623
Homes under construction	1,187,341	898,966
Other inventory	135,043	144,731
Total Inventory	$2,452,434	$1,916,608

Property and equipment - net	37,648	26,612
Operating lease right-of-use assets	50,950	52,291
Goodwill	16,400	16,400
Investments in joint venture arrangements	57,121	34,673
Deferred income tax asset	10,251	6,183
Other assets	103,026	95,175
Total Assets	$3,239,853	$2,643,045

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2025 - net	$—	$247,613
Senior notes due 2028 - net	395,331	394,557
Senior notes due 2030 - net	295,937	—
Notes payable - other	4,549	4,072
Total Debt - Homebuilding Operations	$695,817	$646,242

Notes payable bank - financial services operations	266,160	225,634
Total Debt	$961,977	$871,876

Accounts payable	244,505	185,669
Operating lease liabilities	51,497	52,474
Other liabilities	357,690	274,328
Total Liabilities	$1,615,669	$1,384,347

Shareholders’ Equity	1,624,184	1,258,698
Total Liabilities and Shareholders’ Equity	$3,239,853	$2,643,045

Book value per common share	$56.99	$43.68
Homebuilding debt / capital ratio(1)	30%	34%

(1)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Cash provided by (used in) operating activities	$17,518	$(28,892)	$(16,823)	$168,334
Cash used in investing activities	$(19,799)	$(2,543)	$(51,722)	$(33,870)
Cash provided by financing activities	$17,492	$89,733	$44,103	$120,263

Land/lot purchases	$156,307	$148,126	$630,120	$414,950
Land development spending	$140,640	$95,732	$421,824	$318,336
Land sale revenue	$2,721	$8,061	$13,390	$19,170
Land sale gross profit	$707	$738	$3,228	$989

Financial services pre-tax income	$10,775	$14,821	$58,379	$50,468

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income	$113,383	$80,083	$396,868	$239,874
Add:
Provision for income taxes	27,981	21,768	112,246	70,169
Interest (income) expense	(677)	333	(1,950)	6,168
Interest amortized to cost of sales	7,974	9,559	33,829	32,686
Depreciation and amortization	4,378	4,564	16,915	17,578
Non-cash charges	2,360	10,313	10,437	16,685
Adjusted EBITDA	$155,399	$126,620	$568,345	$383,160

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
Income before income taxes	$141,364	$101,851	$509,114	$310,043
Add: Impairment (2)	—	8,435	—	8,435
Add: Stucco-related charges (3)	—	860	—	860
Add: Loss on early extinguishment of debt (4)	—	—	9,072	—
Adjusted income before income taxes	$141,364	$111,146	$518,186	$319,338

Net income	$113,383	$80,083	$396,868	$239,874
Add: Impairment - net of tax (2)	—	6,411	—	6,411
Add: Stucco-related charges - net of tax (3)	—	654	—	654
Add: Loss on early extinguishment of debt (4)	—	—	6,985	—
Adjusted net income	$113,383	$87,148	$403,853	$246,939

Impairment - net of tax (2)	$—	$6,411	$—	$6,411
Stucco-related charges - net of tax (3)	$—	$654	$—	$654
Loss on early extinguishment of debt (4)	$—	$—	$6,985	$—

Divided by: Diluted weighted average shares outstanding	29,612	29,507	29,880	29,152

Diluted earnings per share related to impairment (2)	$—	$0.22	$—	$0.22
Diluted earnings per share related to stucco-related charges (3)	—	0.02	—	0.02
Diluted earnings per share related to loss on early extinguishment of debt (4)	—	—	0.23	—

Add: Diluted earnings per share	3.83	2.71	13.28	8.23

Adjusted diluted earnings per share	$3.83	$2.95	$13.51	$8.47
(1)    We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.
(2)    Represents the related charges divided by diluted weighted average shares outstanding during the respective period as presented in the Summary Statement of Income.
(3)    Represents charges for stucco-related repair costs taken in certain of our Florida communities.
(4)    Represents loss on early extinguishment of debt related to the early redemption of our 2025 Senior Notes during the third quarter of 2021, consisting of a $7.1 million prepayment premium due to early redemption and $2.0 million for the write-off of unamortized debt issuance costs.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2021	2020	Change	2021	2020	Change
Northern	705	792	(11)%	3,667	3,743	(2)%
Southern	1,039	1,336	(22)%	5,417	5,684	(5)%
Total	1,744	2,128	(18)%	9,084	9,427	(4)%

	HOMES DELIVERED
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2021	2020	Change	2021	2020	Change
Northern	954	881	8%	3,592	3,071	17%
Southern	1,362	1,361	—%	5,046	4,638	9%
Total	2,316	2,242	3%	8,638	7,709	12%

	BACKLOG
	December 31, 2021			December 31, 2020
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,890	$914	$484,000	1,815	$792	$436,000
Southern	2,945	$1,453	$493,000	2,574	$1,045	$406,000
Total	4,835	$2,367	$490,000	4,389	$1,837	$419,000

	LAND POSITION SUMMARY
	December 31, 2021			December 31, 2020
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,729	7,160	14,889	6,786	7,801	14,587
Southern	16,864	12,204	29,068	10,013	14,909	24,922
Total	24,593	19,364	43,957	16,799	22,710	39,509